Exhibit 99.1

ATLAS PIPELINE PARTNERS, L.P.

REPORTS RECORD FIRST QUARTER 2008 RESULTS

Philadelphia, PA, May 5, 2008 – Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) today reported record financial results for the first quarter 2008.

The results of the first quarter 2008 include:

•

Adjusted EBITDA (1) of $74.4 million compared with $19.8 million for the prior year first quarter, an increase of $54.6 million, or over 275%. The quarter-over-quarter results were favorably impacted by contributions from the Chaney Dell and Midkiff/Benedum systems, which the Partnership acquired in July 2007, and higher volumes on all of its other systems. A reconciliation of non-GAAP measures, including adjusted EBITDA, distributable cash flow, and adjusted net income, is provided within the financial tables of this release;

•

Distributable cash flow, a non-GAAP measure, of $53.0 million, an increase of $40.2 million or over 300%, compared to the prior year first quarter. The Partnership declared a record quarterly cash distribution for the first quarter 2008 of $0.94 per common limited partner unit. This distribution represented an increase of $0.08 per unit, or 9.3%, compared to the prior year first quarter. The Partnership’s distribution coverage ratio for the first quarter 2008 was 1.2x;

•

Adjusted net income, a non-GAAP measure, of $28.2 million for the first quarter 2008, an increase of $21.7 million, or over 330%, compared to the prior year first quarter. However, because of $76.9 million of non-cash derivative losses recognized in the current quarter, on a GAAP basis the Partnership recognized a net loss of $45.8 million for the first quarter 2008 compared with net income of $2.5 million for the prior year first quarter;

•

System-wide volumes of over 1.2 billion cubic feet per day (“bcfd”) for the first quarter 2008 compared to volumes of approximately 0.7 bcfd for the prior year quarter, an increase of approximately 76%.

* * *

Mid-Continent Segment Results

•

Mid-Continent segment total revenue increased $257.8 million, or approximately 230%, to $369.8 million for the first quarter 2008, excluding the effect of non-cash derivative expenses. This increase principally reflects a $219.9 million contribution from the acquisition of the Chaney Dell and Midkiff/Benedum systems and higher volumes and commodity prices on its other systems.

•	The NOARK system’s throughput volume increased 103.4 million cubic feet per day (“MMcfd”), or 36%, to 390.3 MMcfd for the first quarter 2008.

•

The Elk City/Sweetwater system’s average natural gas processed volume increased 29.1 MMcfd, or approximately 14%, to 236.4 MMcfd for the first quarter 2008. The Partnership connected 21 new wells to the Elk City/Sweetwater system during the first quarter 2008.

•

The Velma system’s average processed natural gas volume increased 1.4 MMcfd, or approximately 2%, to 59.9 MMcfd for the first quarter 2008. The Partnership connected 7 new wells to its Velma system during the first quarter 2008.

•

The Chaney Dell system’s average processed natural gas volume was 247.9 MMcfd for the first quarter 2008. The Partnership connected 109 new wells to its Chaney Dell system during the first quarter 2008.

•

The Midkiff/Benedum system’s average processed natural gas volume was 136.7 MMcfd for the first quarter 2008. The Partnership connected 43 new wells to its Midkiff/Benedum system during the first quarter 2008.

Appalachia Segment Results

•

Total revenue for the Appalachia segment increased $2.7 million, or approximately 34%, to $10.5 million for the first quarter 2008, due principally to higher throughput volume, higher natural gas prices and $1.0 million of natural gas and liquids sales associated with the Irishtown processing plant, which was acquired in August 2007.

•

Throughput volume increased 13.1 MMcfd, or 21%, to 75.6 MMcfd for the first quarter 2008 resulting from the connection of new wells to the Appalachia gathering system, primarily through its relationship with Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”), and throughput associated with the gathering system acquired in connection with the Irishtown processing plant.

•	During the first quarter 2008, 204 new wells were connected to the Appalachia gathering system compared with 121 new wells for the prior year first quarter.

•

On February 22, 2008, the Partnership purchased a gas gathering system and related facilities located in northeastern Tennessee for $9.1 million. The system serves several counties northwest of Knoxville, an area of active drilling and production including that of Atlas Energy. In conjunction with the acquisition of the gathering system, the Partnership has also announced that it intends to construct a new 20 Mmcf per day cryogenic processing facility that will service natural gas produced in this northeastern Tennessee area.

Corporate and Other

•

General and administrative expense, including amounts reimbursed to affiliates, decreased $0.8 million to $5.5 million for the first quarter 2008 compared with $6.3 million for the prior year first quarter. This decrease was primarily related to a $4.6 million decrease in non-cash compensation expense, partially offset by higher costs of managing the Partnership’s operations, including the Chaney Dell and Midkiff/Benedum systems acquired in July 2007. The decrease in non-cash compensation expense was principally attributable to a mark-to-market gain recognized during the first quarter for certain common unit awards for which the ultimate amount to be issued will be determined after the completion of the Partnership’s 2008 fiscal year. The mark-to-market gain was the result of a decrease in the Partnership’s common unit market price at March 31, 2008 when compared with the December 31, 2007 price, which is utilized in the estimate of the non-cash compensation expense for these awards.

•

Depreciation and amortization increased $19.3 million to $25.8 million for the first quarter 2008 due primarily to the depreciation associated with the Chaney Dell and Midkiff/Benedum assets acquired by the Partnership in July 2007, the Partnership’s expansion capital expenditures incurred subsequent to the first quarter 2007, and a

$4.0 million write-off of costs related to a pipeline expansion project. The costs incurred consisted of a vendor deposit for the manufacture of pipeline which expired in accordance with a contractual arrangement.

•

Interest expense increased $13.6 million to $20.4 million for first quarter 2008 compared with the prior year first quarter primarily related to interest associated with the Partnership’s $830.0 million term loan, and secondarily, from additional borrowings under the Partnership’s $300.0 million revolving credit facility. The increased borrowings were partially offset by lower interest rates.

During the first quarter 2008, the Partnership executed interest rate swap contracts for a notional principal amount of $200.0 million. These contracts convert $200.0 million of the Partnership’s LIBOR-based floating rate exposure to a fixed LIBOR rate of 2.88%, plus the applicable margin as defined under the terms of its credit facility. The contracts became effective beginning in the first quarter 2008 and expire in the first quarter 2010. During April 2008, the Partnership entered into additional interest rate swap contracts having an aggregate notional principal amount of $250.0 million. These contracts convert an additional $250.0 million of the Partnership’s LIBOR-based floating rate exposure to a fixed LIBOR rate of 3.14%, plus the applicable margin as defined under the terms of its credit facility. The contracts became effective beginning in the second quarter 2008 and expire in the second quarter 2010.

At March 31, 2008, the Partnership had $1.3 billion of total debt, including its $830.0 million term loan that matures in 2014, $294.4 million of senior unsecured notes that mature in 2015 and $165.0 million of outstanding borrowings under its revolving credit facility that matures in 2013.

(1)	Adjusted EBITDA represents adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP (generally accepted accounting principles) measure

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s first quarter 2008 results on Monday, May 5, 2008 at 2:00 pm ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 4:00 pm ET on Monday, May 5, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 63969074.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2008	2007
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$366,119	$102,176
Transportation, compression, and other fees – affiliates	9,159	7,720
Transportation, compression, and other fees – third parties	14,862	9,838
Other loss, net	(86,754)	(2,197)

Total revenue and other loss, net	303,386	117,537

Costs and expenses:
Natural gas and liquids	276,664	87,810
Plant operating	14,935	4,530
Transportation and compression	3,812	3,112
General and administrative	4,370	5,703
Compensation reimbursement – affiliates	1,129	630
Depreciation and amortization	25,825	6,534
Interest	20,381	6,759
Minority interest	2,090	—

Total costs and expenses	349,206	115,078

Net income (loss)	(45,820)	2,459
Preferred unit dividend effect	(137)	—
Preferred unit imputed dividend cost	(505)	(499)

Net income (loss) attributable to common limited partners and the general partner	$(46,462)	$1,960

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest	$(52,387)	$(1,884)
General partner’s interest	5,925	3,844

Net income (loss) attributable to common limited partners and the general partner	$(46,462)	$1,960

Net income (loss) attributable to common limited partners per unit:
Basic	$(1.35)	$(0.14)

Diluted	$(1.35)	$(0.14)

Weighted average common limited partner units outstanding:
Basic	38,763	13,080

Diluted	38,763	13,080

Capital expenditure data:
Maintenance capital expenditures	$1,619	$772
Expansion capital expenditures	82,450	15,857

Total	$84,069	$16,629

	March 31, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,555	$11,980
Total assets	2,942,899	2,877,614
Total debt	1,289,391	1,229,426
Total partners’ capital	1,220,331	1,273,960

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended March 31,
	2008	2007
Mid-Continent
Revenue:
Natural gas and liquids	$365,159	$102,176
Transportation, compression, and other fees	14,615	9,819
Other loss, net	(86,865)	(2,279)

Total revenue and other loss, net	292,909	109,716

Costs and expenses:
Natural gas and liquids	276,182	87,810
Plant operating	14,935	4,530
Transportation and compression	1,498	1,720
General and administrative	2,530	3,894
Depreciation and amortization	24,443	5,460
Minority interest	2,090	—

Total costs and expenses	321,678	103,414

Segment profit (loss)	$(28,769)	$6,302

Appalachia
Revenue:
Natural gas and liquids	$960	$—
Transportation, compression, and other fees – affiliates	9,159	7,720
Transportation, compression, and other fees – third parties	247	19
Other income	111	82

Total revenue and other income	10,477	7,821

Costs and expenses:
Natural gas and liquids	482	—
Transportation and compression	2,314	1,392
General and administrative	1,484	1,220
Depreciation and amortization	1,382	1,074

Total costs and expenses	5,662	3,686

Segment profit	$4,815	$4,135

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(28,769)	$6,302
Appalachia	4,815	4,135

Total segment profit (loss)	(23,954)	10,437
Corporate general and administrative expense	(1,485)	(1,219)
Interest expense	(20,381)	(6,759)

Net income (loss)	$(45,820)	$2,459

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(in thousands)

	Three Months Ended March 31,
	2008	2007
Reconciliation of net income (loss) to adjusted net income(1):
Net income (loss)	$(45,820)	$2,459
Non-cash derivative expense	76,856	2,277
Non-cash compensation expense (income)	(2,795)	1,795

Adjusted net income	$28,241	$6,531
Preferred unit dividend effect	(137)	—
Preferred unit imputed dividend cost	(505)	(499)

Adjusted net income attributable to common limited partners and the general partner	$27,599	$6,032

Allocation of adjusted net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$20,185	$2,025
General partner’s interest	7,414	4,007

Adjusted net income attributable to common limited partners and the general partner	$27,599	$6,032

Adjusted net income attributable to common limited partners per unit:
Basic	$0.52	$0.15

Diluted	$0.51	$0.15

Weighted average common limited partner units outstanding:
Basic	38,763	13,080

Diluted	39,742	13,325

Reconciliation of net income (loss) to other non-GAAP measures(1):
Net income (loss)	$(45,820)	$2,459
Depreciation and amortization	25,825	6,534
Interest expense	20,381	6,759

EBITDA	386	15,752
Non-cash derivative expense	76,856	2,277
Non-cash compensation expense (income)	(2,795)	1,795

Adjusted EBITDA	74,447	19,824
Interest expense	(20,381)	(6,759)
Amortization of deferred financing costs	679	534
Preferred unit dividend effect	(137)	—
Maintenance capital expenditures	(1,619)	(772)

Distributable cash flow(2)	$52,989	$12,827

(1)

Adjusted net income, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that adjusted net income, EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA and adjusted EBITDA are also financial measurements that, with certain negotiated adjustments, are utilized within the Partnership’s financial covenants under its credit facility. Adjusted net income, EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(2)

In connection with the acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the Partnership’s general partner, which holds all of the incentive distribution rights in the Partnership, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The general partner also agreed that the resulting allocation of incentive distribution rights back to the Partnership would be allocated after the General Partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Operating Highlights

	Three Months Ended March 31,
	2008	2007
Mid-Continent – Velma System
Natural Gas
Gross natural gas gathered – mcfd(1)	62,400	61,017
Gross natural gas processed – mcfd(1)	59,867	58,508
Gross residue natural gas – mcfd(1)	47,138	45,689
Natural Gas Liquids
Gross NGL sales – bpd(1)	6,688	6,247
Condensate
Gross condensate sales – bpd(1)	254	200

Mid-Continent – Elk City/Sweetwater System
Natural Gas
Gross natural gas gathered – mcfd(1)	305,377	287,892
Gross natural gas processed – mcfd(1)	236,403	207,253
Gross residue natural gas – mcfd(1)	213,130	190,940
Natural Gas Liquids
Gross NGL sales – bpd(1)	10,677	8,515
Condensate
Gross condensate sales – bpd(1)	363	322

Mid-Continent – Chaney Dell System
Natural Gas
Gross natural gas gathered – mcfd(1)	251,487	—
Gross natural gas processed – mcfd(1)	247,861	—
Gross residue natural gas – mcfd(1)	220,194	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	12,401	—
Condensate
Gross condensate sales – bpd(1)	707	—

Mid-Continent – Midkiff/Benedum System
Natural Gas
Gross natural gas gathered – mcfd(1)	142,542	—
Gross natural gas processed – mcfd(1)	136,654	—
Gross residue natural gas – mcfd(1)	96,612	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	20,349	—
Condensate
Gross condensate sales – bpd(1)	720	—

Mid-Continent – NOARK system
Ozark Gas Transmission throughput – mcfd(1)	390,293	286,891

Appalachia
Throughput – mcfd(1)	75,632	62,532

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of May 5, 2008)

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2008	23,940,000	$0.697
2009	8,568,000	0.746

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2008	3,517,200	240,141,888	$60.00	Puts purchased
2008	3,517,200	240,141,888	79.08	Calls sold
2009	5,184,000	354,533,760	60.00	Puts purchased
2009	5,184,000	354,533,760	78.88	Calls sold
2010	3,127,500	213,088,050	61.08	Puts purchased
2010	3,127,500	213,088,050	81.09	Calls sold
2011	606,000	34,869,240	70.59	Puts purchased
2011	606,000	34,869,240	95.56	Calls sold
2012	450,000	25,893,000	70.80	Puts purchased
2012	450,000	25,893,000	97.10	Calls sold

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu) (1)
2008	4,113,000	$8.804
2009	5,724,000	8.611
2010	4,560,000	8.526
2011	2,160,000	8.270
2012	1,560,000	8.250

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	4,113,000	$(0.732)
2009	5,724,000	(0.558)
2010	4,560,000	(0.622)
2011	2,160,000	(0.664)
2012	1,560,000	(0.601)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of May 5, 2008)

Natural Gas Purchases – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	12,195,000	$8.978	(2)
2009	15,564,000	8.680
2010	8,940,000	8.580
2011	2,160,000	8.270
2012	1,560,000	8.250

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	12,195,000	$(1.114)
2009	15,564,000	(0.654)
2010	8,940,000	(0.600)
2011	2,160,000	(0.700)
2012	1,560,000	(0.610)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2008	45,300	$59.664
2009	33,000	62.700

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2008	204,900	$60.000	Puts purchased
2008	204,900	78.128	Calls sold
2009	306,000	60.000	Puts purchased
2009	306,000	80.017	Calls sold
2010	234,000	61.795	Puts purchased
2010	234,000	83.027	Calls sold
2011	30,000	60.000	Puts purchased
2011	30,000	74.500	Calls sold
2012	30,000	60.000	Puts purchased
2012	30,000	73.900	Calls sold

(1)	Mmbtu represents million British Thermal Units.
(2)	Includes the Partnership’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas at an average price of $15.50 per mmbtu for the year ended December 31, 2008.